As filed with the Securities and Exchange Commission on March 6, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Medical Properties Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-0191742 (I.R.S. Employer Identification Number)
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
(205) 969-3755
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Edward K. Aldag, Jr.
Chairman, President, Chief Executive Officer
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
(205) 969-3755
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:

Ettore A. Santucci, Esq. Yoel Kranz, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Thomas O. Kolb, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Wachovia Tower 420 20th Street North, Suite 1600 Birmingham, Alabama 35203 (205) 328-0480
Approximate date of commencement of the proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	Per Unit(3)	Offering Price(3)	Registration fee
Common Stock, par value $0.001 per share	$8,326,175	$14.79	$123,144,128	$3,781

(1)	Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Represents the maximum number of shares of Common Stock issuable upon exchange of the 6.125% Exchangeable Senior Notes due 2011 of MPT Operating Partnership, L.P. at an exchange rate corresponding to the initial exchange rate of 60.3346 shares of Common Stock per $1,000 principal amount of the notes.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, is based upon the average of the high and low reported sale prices of the Common Stock on the New York Stock Exchange on March 5, 2007.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.
Subject to Completion, dated March 6, 2007
PROSPECTUS
8,326,175 Shares
Medical Properties Trust, Inc.
Common Stock
     Our operating partnership, MPT Operating Partnership, L.P., issued and sold $138 million aggregate principal amount of its 6.125% Exchangeable Senior Notes due 2011, or the “notes,” in private transactions in November 2006. Under certain circumstances, we may issue shares of our common stock upon the exchange or redemption of the notes. In such circumstances, the recipients of such common stock, whom we refer to as the “selling stockholders,” may use this prospectus to resell from time to time the shares of our common stock that we may issue to them upon the exchange or redemption of the notes. Additional selling stockholders may be named by future prospectus supplements.
     The registration of the shares of our common stock does not necessarily mean that the selling stockholders will exchange their notes for common stock, that upon any exchange or redemption of the notes we will elect, in our sole and absolute discretion, to exchange or redeem some or all of the notes for shares of our common stock rather than cash, or that any shares of our common stock received upon exchange or redemption of the notes will be sold by the selling stockholders under this prospectus or otherwise.
     We will not receive proceeds from any issuance of shares of our common stock to the selling stockholders or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus.
     Investing in our securities involves risks. You should carefully read and consider the risk factors beginning on page 6 of this prospectus and those included in the periodic and other reports we file with the Securities and Exchange Commission.
     Our common stock is listed on the New York Stock Exchange under the symbol “MPW.” On March 5, 2007, the closing price per share of our common stock was $14.59. To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 9.8% of the lesser of the number or value of outstanding common shares, with certain exceptions.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2007.

ABOUT THIS PROSPECTUS
     This prospectus is part of a shelf registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.
     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.
     All references to “Medical Properties” “MPW,” “Company,” “we,” “our” and “us” refer to Medical Properties Trust and its subsidiaries. The term “you” refers to a prospective investor.

A WARNING ABOUT FORWARD LOOKING STATEMENTS
     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:
•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of our debt and equity securities;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	lease rates and interest rates;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.
     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:
•	factors referenced herein under the section captioned “Risk Factors”;

•	factors referenced in our most recent Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business”;

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business strategy;

•	changes in healthcare laws and regulations;

•	availability, terms and development of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.
     When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT MEDICAL PROPERTIES TRUST
     We are a self-advised real estate investment trust that acquires, develops, leases and makes other investments in healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. We also make long-term, interest only mortgage loans to healthcare operators, and from time to time, we also make operating, working capital and acquisition loans to our tenants.
     As of March 1, 2007, we owned 19 facilities which were being operated by six tenants; we had two facilities that were under development and leased to two tenants; and we had five mortgage loans to three operators. The 19 facilities we own and the five facilities that secure our mortgage loans are located in eight states, with an aggregate of approximately 2.4 million square feet and 2,349 licensed beds. We also had two properties in various stages of completion that we believe can support up to approximately 252,000 square feet and 63 licensed beds.
     We focus on acquiring and developing rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals, women’s and children’s hospitals and other specialized single-discipline and ancillary facilities. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician’s order for patient admission, distinguishes us as a unique investment alternative among real estate investment trusts, or REITs.
     We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by one of our founders in December 2002. We conduct substantially all of our business through our wholly-owned subsidiaries, MPT Operating Partnership, L.P. and MPT Development Services, Inc. We made an election to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code, commencing with our taxable year that began on April 6, 2004.
     Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this offering memorandum or any other report or document Medical Properties files with or furnishes to the SEC. For additional information, see “Incorporation of certain information by reference” and “Where you can find more information.”
     Recent Developments
     On November 8, 2006, we acquired the real estate assets of three community hospitals in Orange County, California for an aggregate price of $60 million, comprising $50 million in acquisition costs and $10 million for expected future renovations. The three hospital properties were acquired from and simultaneously leased to wholly owned subsidiaries of Prime Healthcare Services, Inc., or Prime, under long-term net leases. The three hospitals are: La Palma Intercommunity Hospital, a 141-bed, 93,000 square foot facility located in La Palma, CA; West Anaheim Medical Center, a 219-bed, 180,000 square foot facility in Anaheim, CA; and Huntington Beach Hospital, a 131-bed, 110,000 square foot facility in Huntington Beach, CA. The initial term for the three leases is 15 years, with options to extend for three terms of five years each. The leases of the three properties will be cross-defaulted and guaranteed by Prime. The tenant may repurchase the real estate of West Anaheim and La Palma subsequent to the 10th anniversary of lease commencement and after the 7th anniversary for the Huntington Beach property.
     On December 4, 2006, we invested $30 million in the real estate assets of three hospitals in Texas: Warm Springs Rehabilitation Hospital, a 114,000 square foot facility with 65 beds, located in San Antonio; Warm Springs Specialty Hospital, a 39,617 square foot long-term acute care hospital with 34 beds, located in Luling; and Victoria Warm Springs Hospital, a 29,910 square foot long-term acute care hospital with 29 beds located in Victoria. The hospitals were simultaneously leased back to affiliates of a newly formed limited liability company, Post Acute Medical, LLC. The members of Post Acute Medical, LLC are B.A. Healthcare Holdings, LLC and Lone Star Healthcare, LLC, the principals of which are experienced operators of healthcare facilities.
     On January 17, 2007, we sold all of our interests in the real estate of Houston Town and Country Hospital and Medical Office Building to Memorial Hermann Healthcare System, the largest hospital operator in the Houston area. We sold these assets following our termination of the related leases due to tenant default. The lease termination resulted in a charge in 2006 of approximately $1.9 million, principally, for “straight-line” rent accruals and loans that would have been paid between 2007 and 2020 in accordance with the terms of the original leases. These charges were more than offset by a gain in 2007 in excess of $5 million as a result of the sale.

     On February 15, 2007, we announced new financing transactions relating to some of our facilities operated by Prime, for a total of $91 million in new healthcare real estate investments. Of this amount, approximately $71 million (of which $42 million has already been funded) relates to new mortgage loans to affiliates of Prime in connection with the extension and expansion of two of our existing hospital facilities. We funded the remaining $20 million in connection with the payment of deferred amounts on five of our facilities we previously acquired from, and then leased to, affiliates of Prime. The deferred amounts vary in size from $2.5 million to $5 million. On March 1, 2007, we made a $50 million mortgage loan to an affiliate of Prime, on a facility which the affiliate acquired from us.
     On February 28, 2007, we completed a follow-on offering of 9 million shares of our common stock for net proceeds to us of approximately 133.4 million. We used approximately $91 million of these net proceeds to fund the financing transactions with affiliates of Prime described above. In connection with the offering, we also entered into forward sale agreement covering an additional 3 million shares of our common stock, pursuant to which we expect to receive additional net proceeds of approximately $44.5 million, subject to certain adjustments, upon physical settlement within one year. We intend to use the remaining net proceeds received from the sale of our common stock by us and any proceeds we receive upon the settlement of the forward sale agreements to reduce borrowings under our revolving credit facility, make additional healthcare real estate investments, for working capital and other general corporate purposes.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is traded on the NYSE under the symbol of “MPW.”
     We maintain an Internet website that contains information about us at http://www.medicalpropertiestrust.com. The information on our website is not a part of this prospectus, and the reference to our website is intended to be an inactive textual reference only.
     This prospectus is part of our registration statement and does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more details concerning the Company and any securities offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraphs.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.
     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:
•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our definitive proxy statement for the 2006 annual meeting of stockholders as filed on April 20, 2006;

•	our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K filed on July 20, 2006, August 3, 2006 (Item 1.01), November 13, 2006 and November 29, 2006 (Item 5.02), February 21, 2007 (Item 5.02) and February 28, 2007 (Item 1.01).
     We will provide, upon oral or written request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with this prospectus. Any person, including any beneficial owner may request a copy of these filings, including exhibits at no cost, by contacting:

Investor Relations, Medical Properties Trust
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
by telephone at (205) 969-3755
by facsimile at (205) 969-3756
by e-mail at clambert@medicalpropertiestrust.com
or by visiting our website, http://www.medicalpropertiestrust.com. The information contained on our website is not part of this prospectus and the reference to our website is intended to be an inactive textual reference only.
RISK FACTORS
     You should carefully consider the following risk factors and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities, before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the events described in the following risk factors occur, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.
RISKS RELATED TO OUR BUSINESS AND GROWTH STRATEGY
We were formed in August 2003 and have a limited operating history; our management has a limited history of operating a REIT and a public company and may therefore have difficulty in successfully and profitably operating our business.
We were organized in 2003 and thus have a limited operating history. We first elected REIT status for our taxable year ended December 31, 2004. We are subject to the risks generally associated with the formation of any new business, including unproven business models, uncertain market acceptance and competition with established businesses. Our management has limited experience in operating a REIT and a public company. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.
We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to integrate the net-leased facilities we have acquired and are developing or those that we may acquire or develop in the future without unanticipated disruption or expense.
We are currently experiencing a period of rapid growth. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to integrate and manage the facilities we have acquired and are developing and those that we may acquire or develop. Our failure to successfully integrate and manage our current portfolio of facilities or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.
We may be unable to access capital, which would slow our growth.
Our business plan contemplates growth through acquisitions and development of facilities. As a REIT, we are required to make cash distributions, which reduce our ability to fund acquisitions and developments with retained earnings. We are dependent on acquisition financings and access to the capital markets for cash to make investments in new facilities. Due to market or other conditions, there will be times when we will have limited access to capital from the equity and debt markets. During such periods, virtually all of our available capital will be required to meet existing commitments and to reduce existing debt. We may not be able to obtain additional equity or debt capital or dispose of assets on favorable terms, if at all, at the time we need additional capital to acquire healthcare properties on a competitive basis or to meet our obligations. Our ability to grow through acquisitions and developments will be limited if we are unable to obtain debt or equity financing, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.
Dependence on our tenants for payments of rent and interest may adversely impact our ability to make distributions to our stockholders.

We expect to continue to qualify as a REIT and, accordingly, as a REIT operating in the healthcare industry, we are not permitted by current tax law to operate or manage the businesses conducted in our facilities. Accordingly, we rely almost exclusively on rent payments from our tenants under leases or interest payments from our tenants under mortgage loans we have made to them for cash with which to make distributions to our stockholders. We have no control over the success or failure of these tenants’ businesses. Significant adverse changes in the operations of any facility, or the financial condition of any tenant or a guarantor, could have a material adverse effect on our ability to collect rent and interest payments and, accordingly, on our ability to make distributions to our stockholders. Facility management by our tenants and their compliance with state and federal healthcare laws could have a material impact on our tenants’ operating and financial condition and, in turn, their ability to pay rent and interest to us.
It may be costly to replace defaulting tenants and we may not be able to replace defaulting tenants with suitable replacements on suitable terms.
Failure on the part of a tenant to comply materially with the terms of a lease could give us the right to terminate our lease with that tenant, repossess the applicable facility, cross default certain other leases with that tenant and enforce the payment obligations under the lease. The process of terminating a lease with a defaulting tenant and repossessing the applicable facility may be costly and require a disproportionate amount of management’s attention. In addition, defaulting tenants or their affiliates may initiate litigation in connection with a lease termination or repossession against us or our subsidiaries. For example, in connection with our termination of leases relating to the Houston Town and Country Hospital and Medical Office Building in late 2006, our relevant subsidiaries were subsequently named as one of a number of defendants in lawsuits filed by various affiliates of the defaulting tenant. Resolution of these types of lawsuits in a manner materially adverse to us may adversely affect our financial condition and results of operations. If a tenant-operator defaults and we choose to terminate our lease, we then would be required to find another tenant-operator. The transfer of most types of healthcare facilities is highly regulated, which may result in delays and increased costs in locating a suitable replacement tenant. The sale or lease of these properties to entities other than healthcare operators may be difficult due to the added cost and time of refitting the properties. If we are unable to re-let the properties to healthcare operators, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by non-healthcare purchasers. Alternatively, we may be required to spend substantial amounts to adapt the facility to other uses. There can be no assurance that we would be able to find another tenant in a timely fashion, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms. Defaults by our tenants under our leases may adversely affect the timing of and our ability to make distributions to our stockholders.
Our revenues are dependent upon our relationship with, and success of, Vibra and Prime.
As of September 30, 2006, we owned 16 facilities which were being operated by five operators, we had two facilities that were under development and leased to two operators, and we had three mortgage loans to two operators. Vibra Healthcare, LLC, or Vibra, leased seven of our facilities, representing 38.0% of the original total cost of our operating facilities and mortgage loans as of September 30, 2006, and affiliates of Prime Healthcare Services, Inc. leased four of our facilities, representing 17.4% of the original total cost of our operating facilities and mortgage loans as of September 30, 2006. Total revenue from Vibra and Prime, including rent, percentage rent and interest, was approximately $20.8 million and $6.4 million, respectively, or 50.8% and 15.6%, respectively, of total revenue in the nine months ended September 30, 2006. The financial performance and resulting ability of each of Vibra and Prime to satisfy its lease and loan obligations to us are material to our financial results and our ability to service our debt and make distributions to our stockholders.
In the fourth quarter of 2006 and first quarter of 2007, we completed additional transactions with Vibra and Prime, bringing the total number of facilities we lease to, or for which we have mortgage loans with, Vibra and Prime to eight and seven, respectively. We may pursue additional transactions with Vibra or Prime in the future. Our relationship with Vibra and Prime, and their respective financial performance and resulting ability to satisfy its lease and loan obligations to us are material to our financial results and our ability to service our debt and make distributions to our stockholders. We are dependent upon the ability of Vibra and Prime to make rent and loan payments to us, and its failure or delay to meet these obligations would have a material adverse effect on our financial condition and results of operations.
Accounting rules may require consolidation of entities in which we invest and other adjustments to our financial statements.
The Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51),” in January 2003, and a further interpretation of FIN 46 in December 2003 (FIN 46-R, and collectively FIN 46). FIN 46 clarifies the application of ARB

No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, referred to as variable interest entities. FIN 46 generally requires consolidation by the party that has a majority of the risk and/or rewards, referred to as the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003. Under certain circumstances, generally accepted accounting principles may require us to account for loans to thinly capitalized companies such as Vibra as equity investments. The resulting accounting treatment of certain income and expense items may adversely affect our results of operations, and consolidation of balance sheet amounts may adversely affect any loan covenants.
The bankruptcy or insolvency of our tenants under our leases could seriously harm our operating results and financial condition.
Some of our tenants, including North Cypress, BCO, Monroe Hospital and Vibra, are and some of our prospective tenants may be, newly organized, have limited or no operating history and may be dependent on loans from us to acquire the facility’s operations and for initial working capital. Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under our leases and loans, and could ultimately preclude collection of these sums. If a lease is assumed by a tenant in bankruptcy, we expect that all pre-bankruptcy balances due under the lease would be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any secured claims we have against our tenants may only be paid to the extent of the value of the collateral, which may not cover any or all of our losses. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover none or substantially less than the full value of any unsecured claims, which would harm our financial condition.
Our facilities and properties under development are currently leased to only seven tenants, four of which were recently organized and have limited or no operating histories, and failure of any of these tenants and the guarantors of their leases to meet their obligations to us would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.
Our existing facilities and the properties we have under development are currently leased to Vibra, Prime, Gulf States, North Cypress, BCO and Monroe Hospital or their subsidiaries or affiliates. If any of our tenants were to experience financial difficulties, the tenant may not be able to pay its rent. Vibra, North Cypress, BCO and Monroe Hospital were recently organized and have limited or no operating histories.
Our business is highly competitive and we may be unable to compete successfully.
We compete for development opportunities and opportunities to purchase healthcare facilities with, among others:
•	private investors;

•	healthcare providers, including physicians;

•	other REITs;

•	real estate partnerships;

•	financial institutions; and

•	local developers.
Many of these competitors have substantially greater financial and other resources than we have and may have better relationships with lenders and sellers. Competition for healthcare facilities from competitors may adversely affect our ability to acquire or develop healthcare facilities and the prices we pay for those facilities. If we are unable to acquire or develop facilities or if we pay too much for facilities, our revenue and earnings growth and financial return could be materially adversely affected. Certain of our facilities and additional facilities we may acquire or develop will face competition from other nearby facilities that provide services comparable to those offered at our facilities and additional facilities we may acquire or develop. Some of those facilities are owned by governmental agencies and supported by tax revenues, and others are owned by tax-exempt corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our facilities and additional facilities we may acquire or develop. In addition, competing healthcare facilities located in the areas served by our facilities and additional facilities we may acquire or develop may provide healthcare services that are not available at our facilities and additional facilities we may acquire or develop. From time to time, referral sources, including physicians and managed care organizations, may change the healthcare facilities to which they refer patients, which could adversely affect our rental revenues.
Our use of debt financing will subject us to significant risks, including refinancing risk and the risk of insufficient cash available for distribution to our stockholders.
As of September 30, 2006, we had $232.6 million of long-term debt outstanding. In addition, our subsidiary, MPT Operating Partnership, L.P., issued $138 million aggregate principal amount of exchangeable senior notes due 2011 in November 2006. We may borrow from other lenders in the future, or we may issue corporate debt securities in public or private offerings and our organizational documents do not limit the amount of debt we may incur.
Most of our current debt is, and we anticipate that much of our future debt will be, non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance then-existing debt or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.
Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our stockholders.
As of September 30, 2006, we had approximately $107.6 million in variable interest rate debt. We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect results of operations and our ability to make distributions to our stockholders.
Most of our current tenants have, and prospective tenants may have, an option to purchase the facilities we lease to them which could disrupt our operations.
Most of our current tenants have, and some prospective tenants will have, the option to purchase the facilities we lease to them. We cannot assure you that the formulas we have developed for setting the purchase price will yield a fair market value purchase price. Any purchase not at fair market value may present risks of challenge from healthcare regulatory authorities.
In the event our tenants and prospective tenants determine to purchase the facilities they lease either during the lease term or after their expiration, the timing of those purchases will be outside of our control and we may not be able to re-invest the capital on as favorable terms, or at all. Our inability to effectively manage the turn-over of our facilities could materially adversely affect our ability to execute our business plan and our results of operations.
RISKS RELATING TO REAL ESTATE INVESTMENTS
Our real estate and mortgage investments are and will continue to be concentrated in healthcare facilities, making us more vulnerable economically than if our investments were more diversified.
We have acquired and are developing and have made mortgage investments in and expect to continue acquiring and developing and making mortgage investments in healthcare facilities. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest in healthcare facilities. A downturn in the real estate industry could materially adversely affect the value of our facilities. A downturn in the healthcare industry could negatively affect our tenants’ ability to make lease or loan payments to us and, consequently, our ability to meet debt service obligations or make distributions to our stockholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of healthcare facilities.

Our facilities may not have efficient alternative uses, which could impede our ability to find replacement tenants in the event of termination or default under our leases.
All of the facilities in our current portfolio are and all of the facilities we expect to acquire or develop in the future will be net-leased healthcare facilities. If we or our tenants terminate the leases for these facilities or if these tenants lose their regulatory authority to operate these facilities, we may not be able to locate suitable replacement tenants to lease the facilities for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the facilities to other uses. Any loss of revenues or additional capital expenditures occurring as a result could have a material adverse effect on our financial condition and results of operations and could hinder our ability to meet debt service obligations or make distributions to our stockholders.
Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our facilities and harm our financial condition.
Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our facilities in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any facility that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.
Development and construction risks could adversely affect our ability to make distributions to our stockholders.
We are developing a women’s hospital and integrated medical office building in Bensalem, Pennsylvania and renovating a long-term acute care facility in Portland, Oregon. We expect to develop additional facilities in the future. Our development and related construction activities may subject us to the following risks:
•	we may have to compete for suitable development sites;

•	our ability to complete construction is dependent on there being no title, environmental or other legal proceedings arising during construction;

•	we may be subject to delays due to weather conditions, strikes and other contingencies beyond our control;

•	we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy healthcare regulatory and other required governmental permits and authorizations, which could result in increased costs, delays in construction, or our abandonment of these projects;

•	we may incur construction costs for a facility which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate; and

•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.
We expect to fund our development projects over time. The time frame required for development and construction of these facilities means that we may have to wait years for a significant cash return. In addition, our tenants may not be able to obtain managed care provider contracts in a timely manner or at all. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancings is not sufficient, we may be forced to borrow additional money to fund distributions. We cannot assure you that we will complete our current construction projects on time or within budget or that future development projects will not be subject to delays and cost overruns. Risks associated with our development projects may reduce anticipated rental revenue which could affect the timing of, and our ability to make, distributions to our stockholders.
Our facilities may not achieve expected results or we may be limited in our ability to finance future acquisitions, which may harm our financial condition and operating results and our ability to make the distributions to our stockholders required to maintain our REIT status.

Acquisitions and developments entail risks that investments will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire and develop facilities will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that future acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, excluding net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow would likely be curtailed, amounts available for distribution to stockholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.
Newly-developed or newly-renovated facilities do not have the operating history that would allow our management to make objective pricing decisions in acquiring these facilities (including facilities that may be acquired from certain of our executive officers, directors and their affiliates). The purchase prices of these facilities will be based in part upon projections by management as to the expected operating results of the facilities, subjecting us to risks that these facilities may not achieve anticipated operating results or may not achieve these results within anticipated time frames.
If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.
We have purchased general liability insurance (lessor’s risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases generally require our tenants to carry general liability, professional liability, loss of earnings, all risk and extended coverage insurance in amounts sufficient to permit the replacement of the facility in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, which may be uninsurable or not insurable at a price we or our tenants can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected facility. If any of these or similar events occur, it may reduce our return from the facility and the value of our investment.
Capital expenditures for facility renovation may be greater than anticipated and may adversely impact rent payments by our tenants and our ability to make distributions to stockholders.
Facilities, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Although our leases require our tenants to be primarily responsible for the cost of such expenditures, renovation of facilities involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other facilities. All of these factors could adversely impact rent and loan payments by our tenants, could have a material adverse effect on our financial condition and results of operations and could adversely effect our ability to make distributions to our stockholders.
All of our healthcare facilities are subject to property taxes that may increase in the future and adversely affect our business.
Our facilities are subject to real and personal property taxes that may increase as property tax rates change and as the facilities are assessed or reassessed by taxing authorities. Our leases generally provide that the property taxes are charged to our tenants as an expense related to the facilities that they occupy. As the owner of the facilities, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. If we incur these tax liabilities, our ability to make expected distributions to our stockholders could be adversely affected.
As the owner and lessor of real estate, we are subject to risks under environmental laws, the cost of compliance with which and any violation of which could materially adversely affect us.

Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our stockholders and could exceed the value of all of our facilities. In addition, the presence of hazardous or toxic substances, or the failure of our tenants to properly manage, dispose of or remediate such substances, including medical waste generated by physicians and our other healthcare tenants, may adversely affect our tenants or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We have obtained on all facilities we have acquired and are developing and intend to obtain on all future facilities we acquire Phase I environmental assessments. However, even if the Phase I environmental assessment reports do not reveal any material environmental contamination, it is possible that material environmental contamination and liabilities may exist of which we are unaware.
Although the leases for our facilities generally require our tenants to comply with laws and regulations governing their operations, including the disposal of medical waste, and to indemnify us for certain environmental liabilities, the scope of their obligations may be limited. We cannot assure you that our tenants would be able to fulfill their indemnification obligations and, therefore, any material violation of environmental laws could have a material adverse affect on us. In addition, environmental and occupational health and safety laws are constantly evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exists today.
Our interests in facilities through ground leases expose us to the loss of the facility upon breach or termination of the ground lease and may limit our use of the facility.
We have acquired interests in four of our facilities, at least in part, by acquiring leasehold interests in the land on which the facility is or the facility under development will be located rather than an ownership interest in the property, and we may acquire additional facilities in the future through ground leases. As lessee under ground leases, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease. Ground leases may also restrict our use of facilities. Our current ground lease in Marlton, New Jersey limits use of the property to operation of a 76 bed rehabilitation hospital. Our current ground lease for the facility in Redding, California limits use of the property to operation of a hospital offering the following services: skilled nursing; physical rehabilitation; occupational therapy; speech pathology; social services; assisted living; day health programs; long-term acute care services; psychiatric services; geriatric clinic services; outpatient services related to the foregoing service categories; and other post-acute services. Our current ground lease for the facility in San Antonio limits use of the property to operation of a comprehensive rehabilitation hospital, medical research and education and other medical uses and uses reasonably incidental thereto. These restrictions and any similar future restrictions in ground leases will limit our flexibility in renting the facility and may impede our ability to sell the property.
RISKS RELATING TO THE HEALTHCARE INDUSTRY
Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.
Sources of revenue for our tenants and operators may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.
The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, government payors and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, due to the aging of the population and the expansion of governmental payor programs, we anticipate that there will be a marked increase in the number of patients relying on healthcare coverage provided by governmental payors. These changes could have a material adverse effect on the financial condition of some or all of our tenants, which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

A significant number of our tenants operate long-term care hospitals, or LTACHs. The United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, or CMS, recently proposed a 0.71 percent increase to the LTACH prospective payment system rates for 2008. However, in light of concerns raised by an analysis of recent LTACH case mix data, CMS also proposed a budget neutrality requirement for annual payment updates.
In addition to the proposed payment changes, CMS is proposing changes to its policy known as the “25 percent rule.” That rule takes into account the percentage of patients that were admitted to the LTACH from its co-located host hospital (usually a general acute care hospital). Under the current policy, if an LTACH that is a hospital-within-a-hospital or satellite facility that has more than a certain percentage (generally 25 percent) of its discharges admitted from the co-located host hospital for the cost reporting period, then the payment to the LTACH would be adjusted downward. CMS is now proposing to extend the 25 percent threshold to situations not contemplated by the existing regulations. Under the proposed policy, the downward payment adjustment would apply to virtually all LTACHs if more than 25 percent (or the applicable percentage in certain special circumstances) of its discharged patients were admitted from an individual hospital, regardless of where that hospital is located. If adopted as proposed, these changes could have a material adverse effect on the financial condition of some of our tenants, which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.
The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or certification or failure to obtain licensure or certification could result in the inability of our tenants to make lease payments to us.
The healthcare industry is highly regulated by federal, state and local laws, and is directly affected by federal conditions of participation, state licensing requirements, facility inspections, state and federal reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other such laws, regulations and rules. In addition, establishment of healthcare facilities and transfers of operations of healthcare facilities are subject to regulatory approvals not required for establishment of or transfers of other types of commercial operations and real estate. Sanctions for failure to comply with these regulations and laws include, but are not limited to, loss of or inability to obtain licensure, fines and loss of or inability to obtain certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. The failure of any tenant to comply with such laws, requirements and regulations could affect its ability to establish or continue its operation of the facility or facilities and could adversely affect the tenant’s ability to make lease payments to us which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders. In addition, restrictions and delays in transferring the operations of healthcare facilities, in obtaining new third-party payor contracts including Medicare and Medicaid provider agreements, and in receiving licensure and certification approval from appropriate state and federal agencies by new tenants may affect our ability to terminate lease agreements, remove tenants that violate lease terms, and replace existing tenants with new tenants. Furthermore, these matters may affect a new tenant’s ability to obtain reimbursement for services rendered, which could adversely affect their ability to pay rent to us and to pay principal and interest on their loans from us.
Our tenants are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make lease and loan payments to us.
The federal government and numerous state governments have passed laws and regulations that attempt to eliminate healthcare fraud and abuse by prohibiting business arrangements that induce patient referrals or the ordering of specific ancillary services. In addition, the Balanced Budget Act of 1997 strengthened the federal anti-fraud and abuse laws to provide for stiffer penalties for violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from federal and state healthcare programs. Imposition of any of these penalties upon any of our tenants could jeopardize any tenant’s ability to operate a facility or to make lease and loan payments, thereby potentially adversely affecting us.
In the past several years, federal and state governments have significantly increased investigation and enforcement activity to detect and eliminate fraud and abuse in the Medicare and Medicaid programs. In addition, legislation has been adopted at both state and federal levels which severely restricts the ability of physicians to refer patients to entities in which they have a financial interest. It is anticipated that the trend toward increased investigation and enforcement activity in the area of fraud and abuse, as well as self-referrals, will continue in future years and could adversely affect our prospective tenants and their operations, and in turn their ability to make lease and loan payments to us.

Vibra has accepted, and prospective tenants may accept, an assignment of the previous operator’s Medicare provider agreement. Vibra and other new-operator tenants that take assignment of Medicare provider agreements might be subject to federal or state regulatory, civil and criminal investigations of the previous owner’s operations and claims submissions. While we conduct due diligence in connection with the acquisition of such facilities, these types of issues may not be discovered prior to purchase. Adverse decisions, fines or recoupments might negatively impact our tenants’ financial condition.
Certain of our lease arrangements may be subject to fraud and abuse or physician self-referral laws.
Local physician investment in our operating partnership or our subsidiaries that own our facilities could subject our lease arrangements to scrutiny under fraud and abuse and physician self-referral laws. Under the federal Ethics in Patient Referrals Act of 1989, or Stark Law, and regulations adopted thereunder, if our lease arrangements do not satisfy the requirements of an applicable exception, that noncompliance could adversely affect the ability of our tenants to bill for services provided to Medicare beneficiaries pursuant to referrals from physician investors and subject us and our tenants to fines, which could impact their ability to make lease and loan payments to us. On March 26, 2004, CMS issued Phase II final rules under the Stark Law, which, together with the 2001 Phase I final rules, set forth CMS’ current interpretation and application of the Stark Law prohibition on referrals of designated health services, or DHS. These rules provide us additional guidance on application of the Stark Law through the implementation of “bright-line” tests, including additional regulations regarding the indirect compensation exception, but do not eliminate the risk that our lease arrangements and business strategy of physician investment may violate the Stark Law. Finally, the Phase II rules implemented an 18-month moratorium on physician ownership or investment in specialty hospitals imposed by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. The moratorium imposed by the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA, expired on June 8, 2005. However, that moratorium was retroactively extended by the passage of the Deficit Reduction Act of 2005, or the DRA, which requires the Secretary of Health and Human Services to develop a strategic and implementing plan for physician investment in specialty hospitals that addresses the issues of proportionality of investment return, bona fide investment, annual disclosure of investments, and the provision of medical assistance (Medicaid) and charity care. The final report was published on August 8, 2006, at which time the moratorium expired. However, we expect that specialty hospitals will continue to be closely scrutinized by Congress and various federal and state agencies. Further, despite the expiration of the specialty hospital moratorium, in its final report, CMS expressed its intention to (i) revise the Medicare Payment system to address incentives to physician investors; (ii) require disclosure of physician investment and compensation arrangements; (iii) continue to enforce the fraud and abuse laws; and (iv) continue to enforce prior violations of the MMA moratorium. We intend to use our good faith efforts to structure our lease arrangements to comply with these laws; however, if we are unable to do so, this failure may restrict our ability to permit physician investment or, where such physicians do participate, may restrict the types of lease arrangements into which we may enter, including our ability to enter into percentage rent arrangements.
State certificate of need laws may adversely affect our development of facilities and the operations of our tenants.
Certain healthcare facilities in which we invest may also be subject to state laws which require regulatory approval in the form of a certificate of need prior to initiation of certain projects, including, but not limited to, the establishment of new or replacement facilities, the addition of beds, the addition or expansion of services and certain capital expenditures. State certificate of need laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state certificate of need laws on our development of facilities or the operations of our tenants.
In addition, certificate of need laws often materially impact the ability of competitors to enter into the marketplace of our facilities. Finally, in limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require re-licensure or new certificate of need authorization to re-institute operations. As a result, a portion of the value of the facility may be related to the limitation on new competitors. In the event of a change in the certificate of need laws, this value may markedly decrease.
RISKS RELATING TO OUR ORGANIZATION AND STRUCTURE
Maryland law and Medical Properties’ charter and bylaws contain provisions which may prevent or deter changes in management and third-party acquisition proposals that you may believe to be in your best interest, depress the price of Medical Properties common stock or cause dilution.
Medical Properties’ charter contains ownership limitations that may restrict business combination opportunities, inhibit change of control transactions and reduce the value of Medical Properties common stock. To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, no more than 50% in value of Medical Properties’ outstanding stock, after taking into account options to acquire stock, may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year. Medical Properties’ charter generally prohibits direct or indirect ownership by any person of more than 9.8% in value or in number, whichever is more restrictive, of outstanding shares of any class or series of our securities, including Medical Properties common stock. Generally, Medical Properties common stock owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests. The ownership limitation provisions also may make Medical Properties common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of either the value or number of the outstanding shares of Medical Properties common stock.
Medical Properties’ charter and bylaws contain provisions that may impede third-party acquisition proposals that may be in your best interests. Medical Properties’ charter and bylaws also provide that our directors may only be removed by the affirmative vote of the holders of two-thirds of Medical Properties common stock, that stockholders are required to give us advance notice of director nominations and new business to be conducted at our annual meetings of stockholders and that special meetings of stockholders can only be called by our president, our board of directors or the holders of at least 25% of stock entitled to vote at the meetings. These and other charter and bylaw provisions may delay or prevent a change of control or other transaction in which holders of Medical Properties common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests.
We depend on key personnel, the loss of any one of whom may threaten our ability to operate our business successfully.
We depend on the services of Edward K. Aldag, Jr., William G. McKenzie, Emmett E. McLean, R. Steven Hamner and Michael G. Stewart to carry out our business and investment strategy. If we were to lose any of these executive officers, it may be more difficult for us to locate attractive acquisition targets, complete our acquisitions and manage the facilities that we have acquired or are developing. Additionally, as we expand, we will continue to need to attract and retain additional qualified officers and employees. The loss of the services of any of our executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.
The vice chairman of Medical Properties’ board of directors, William G. McKenzie, has other business interests that may hinder his ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.
Medical Properties’ employment agreement with the vice chairman of Medical Properties’ board of directors, Mr. McKenzie, permits him to continue to own, operate and control facilities that he owned as of the date of his employment agreement and requires that he only provide a limited amount of his time per month to our company. In addition, the terms of Mr. McKenzie’s employment agreement permit him to compete against us with respect to these previously owned healthcare facilities.
Our UPREIT structure may result in conflicts of interest between Medical Properties’ stockholders and the holders of our operating partnership units.
We are organized as an UPREIT, which means that we hold our assets and conduct substantially all of our operations through an operating limited partnership, and may in the future issue limited partnership units to third parties. Persons holding operating partnership units would have the right to vote on certain amendments to the partnership agreement of our operating partnership, as well as on certain other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future, such as the sale or refinancing of one of our facilities, when the interests of limited partners in our operating partnership conflict with the interests of our stockholders. As the sole member of the general partner of the operating partnership, Medical Properties has fiduciary duties to the limited partners of the operating partnership that may conflict with fiduciary duties Medical Properties’ officers and directors owe to its stockholders. These conflicts may result in decisions that are not in your best interest.
TAX RISKS ASSOCIATED WITH OUR STATUS AS A REIT
Loss of our tax status as a REIT would have significant adverse consequences to us and the value of Medical Properties common stock.

We believe that we qualify as a REIT for federal income tax purposes and have elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke the REIT election, which it may do without stockholder approval.
If we lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:
•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income; therefore we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.
As a result of all these factors, a failure to achieve or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common stock.
Failure to make required distributions would subject us to tax.
In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our REIT taxable income, excluding net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (1) 85% of our ordinary income for that year; (2) 95% of our capital gain net income for that year; and (3) 100% of our undistributed taxable income from prior years.
We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow to pay distributions to our stockholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities.
To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of securities that are not qualifying assets under the test requiring that 75% of a REIT’s assets consist of real estate and other related assets. Further, a taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider that is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to the facility. Thus, compliance with the REIT requirements may limit our flexibility in executing our business plan.
Loans to our tenants could be recharacterized as equity, in which case our rental income from that tenant might not be qualifying income under the REIT rules and we could lose our REIT status.

In connection with the acquisition of the Vibra Facilities, our taxable REIT subsidiary made a loan to Vibra in an aggregate amount of approximately $41.4 million to acquire the operations at the Vibra Facilities. As of January 31, 2007, that loan has been reduced to approximately $29.9 million. Our taxable REIT subsidiary also made a loan of approximately $6.2 million to Vibra and its subsidiaries for working capital purposes, which has been paid in full. The acquisition loan bears interest at an annual rate of 10.25%. Our operating partnership loaned the funds to our taxable REIT subsidiary to make these loans. The loan from our operating partnership to our taxable REIT subsidiary bears interest at an annual rate of 9.25%.
Our taxable REIT subsidiary has made and will make loans to tenants to acquire operations or for other purposes. The Internal Revenue Service, or IRS, may take the position that certain loans to tenants should be treated as equity interests rather than debt, and that our rental income from such tenant should not be treated as qualifying income for purposes of the REIT gross income tests. If the IRS were to successfully treat a loan to a particular tenant as equity interests, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as interests held by our operating partnership rather than by our taxable REIT subsidiary, we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, could lose our REIT status, which would subject us to corporate level income tax and adversely affect our ability to make distributions to our stockholders.
RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK
The market price and trading volume of our common stock may be volatile.
The market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price.
We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:
•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	local conditions such as an oversupply of, or a reduction in demand for, rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, medical office buildings, specialty hospitals, skilled nursing facilities, regional and community hospitals, women’s and children’s hospitals and other single-discipline facilities;

•	speculation in the press or investment community; and

•	general market and economic conditions.
Future sales of common stock may have adverse effects on our stock price.
We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock. We may issue from time to time additional common stock or units of our operating partnership in connection with the acquisition of facilities and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.
An increase in market interest rates may have an adverse effect on the market price of our securities.
One of the factors that investors may consider in deciding whether to buy or sell our securities is our distribution rate as a percentage of our price per share of common stock, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our securities or seek securities paying higher distributions or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our facilities and our related distributions to stockholders, and not from the underlying appraised value of the facilities themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. In addition, rising interest rates would result in increased interest expense on our variable-rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions.
USE OF PROCEEDS
     We will not receive any of the proceeds from the resale of shares of our common stock from time to time by such selling stockholders.
     The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.
SELLING STOCKHOLDERS
     The 6.125% Exchangeable Senior Notes due 2011 were originally issued by MPT Operating Partnership, L.P. and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange or redemption of the notes. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling stockholders, may use this prospectus to resell from time to time the shares of our common stock that we may issue to them upon the exchange or redemption of the notes. Information about selling stockholders is set forth herein and information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the Securities and Exchange Commission under the Exchange Act which are incorporated by reference in this prospectus.
     Selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock which we may issue upon the exchange or redemption of the notes.
     The following table sets forth information, as of March 5, 2007, with respect to the selling stockholders and the number of shares of our common stock that would become beneficially owned by each stockholder should we issue our common stock to such selling stockholder that may be offered pursuant to this prospectus upon the exchange or redemption of the notes. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the shares of our common stock which we may issue upon the exchange or redemption of the notes. Because the selling stockholders may offer all or some portion of such shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or shares of our common stock since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.
      The number of shares of our common stock issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by each selling stockholder at the initial exchange rate of 60.3346 shares of our common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share. The exchange rate is subject to adjustment in certain events. In addition, the terms of the notes provide for net-share settlement whereby the principal amount of any notes duly tendered for exchange will be paid in cash and we may choose to pay the excess of any outstanding amounts due in shares of our common stock. Accordingly, the number of shares of our common stock issuable upon the exchange or redemption of the notes may increase or decrease from time to time and the number of shares actually issued upon settlement may differ from the amounts set forth below. The number of shares of our common stock owned by the other selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the exchange or redemption of the notes.
     Based upon information provided by the selling stockholders, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years, with the exception of UBS Securities LLC and JP Morgan Securities, which acted as an initial purchasers in the original issuance of the notes in November 2006 and has performed investment banking, commercial banking and advisory services for us and our affiliates in the ordinary course of business, including in connection with our follow-on common stock offering in February 2007.
     To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

		Maximum
		Number of	Beneficial Ownership
	Number of	Shares of	After Resale of Shares
	Shares of	Common Stock	of Common Stock (1)
	Common Stock	Offered by This	Number of
	Beneficially	Prospectus for	Shares of
Selling Stockholder	Owned	Resale	Common Stock	Percentage (2)
Akanthos Arbitrage Master Fund, L.P.	603,346	603,346	—	—
Bear, Stearns & Co. Inc.	331,840	331,840	—	—
CBARB, a Segregated account of Geode Capital Master Fund Ltd.	497,760	497,760	—	—
CNH CA Master Account, L.P.	60,335	60,335	—	—
Fore Convertible Master Fund, Ltd.	40,847	40,847	—	—
Fore Erisa Fund, Ltd.	4,404	4,404	—	—
Fore Multi Strategy Master Fund, Ltd.	8,206	8,206	—	—
Highbridge Convertible Master Fund LP	181,004	181,004	—	—
Highbridge International LLC	603,346	603,346	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	40,123	40,123	—	—
JP Morgan Securities	693,848	693,848	—	—
Linden Capital	362,008	362,008	—	—
Man Mac 1, Ltd.	6,878	6,878	—	—
Partner Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	57,318	57,318	—	—
Quattro Fund Ltd.	435,616	435,616	—	—
Quattro Multistrategy Masterfund LP	40,123	40,123	—	—
UBS Securities LLC	301,673	301,673	—	—
Vicis Capital	437,426	437,426	—	—
All other holders of notes or future transferees of such holders (3)	3,620,074	3,620,074	—	—
Total:	8,326,175	8,326,175	—	—

(1)	Assumes that each named selling stockholder sells all of the shares of our common stock that it holds that are covered by this prospectus and neither acquires nor disposes of any other shares of common stock, or right to purchase other shares of common stock subsequent to the date as of which it provided information to us regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares of our common stock that will be held by any selling stockholder upon completion of this offering.

(2)	Based on 49,195,564 shares of common stock outstanding as of March 5, 2007.

(3)	Information about other selling stockholder will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any of our common shares other than the common shares issuable upon exchange of the notes at the initial exchange rate.

DESCRIPTION OF CAPITAL STOCK
     The following summary of the material provisions of our capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws are on file with the SEC. We recommend that you review these documents. See “Where You Can Find More Information.”
Authorized Stock
     Our charter authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, we have 49,195,564 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. The 49,195,564 shares of our common stock excludes:
•	100,000 shares reserved for issuance upon exercise of stock options outstanding as of March 5, 2007; and

•	52,171 shares reserved for issuance upon the maturity of vested deferred stock units outstanding at March 5, 2007.
     Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
     All shares of our common stock offered hereby have been duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.
     Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors. Our directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.
     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.
     Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.
Preferred Stock
     Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of our common stock or which holders might believe to otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
     We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.
Restrictions on Ownership and Transfer
     In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).
     Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, effective upon completion of our initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock or (ii) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.” The ownership limit in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code.
     The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.
     Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders if it determines that such ownership will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).
     As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.
     In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.
     Our charter generally prohibits:
•	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
     Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.
     Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.
     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.
     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
     All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.
     These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Co.
PARTNERSHIP AGREEMENT
     The following is a summary of the material terms of the first amended and restated agreement of limited partnership of our operating partnership. This summary is subject to and qualified in its entirety by reference to the first amended and restated agreement of limited partnership of our operating partnership, a copy of which is on file with the SEC. See “Where You Can Find More Information.”
Management of Our Operating Partnership
     MPT Operating Partnership, L.P., our operating partnership, was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and amended and restated on March 1, 2004. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, Medical Properties Trust, LLC, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. We have the power to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the operating partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.
Transferability of Interests
     We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:
•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by our company or its subsidiaries;

•	as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.
     We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.
     We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

Capital Contribution
     We contributed to our operating partnership substantially all the net proceeds of our April 2004 private placement and our July 2005 initial public offering as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our company’s stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.
Redemption Rights
     Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Currently, we own 100% of the issued limited partnership units of our operating partnership. Under Section 8.04 of our partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:
•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in our charter;

•	result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.
     We may, in our sole and absolute discretion, waive any of these restrictions.
     With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless we otherwise agree:
•	a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.
     We currently hold all the outstanding interests in our operating partnership and, accordingly, there are currently no units of our operating partnership subject to being redeemed in exchange for shares of our common stock. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.
     The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.
     In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:
•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.
Distributions
     The partnership agreement provides that the operating partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership, at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.
     Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.
Allocations
     Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.
Term
     The operating partnership will have perpetual existence, or until sooner dissolved upon:
•	our bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

•	an election by us in our capacity as the owner of the sole general partner of the operating partnership.
Tax Matters
     Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, and non-United States individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-United States Stockholders”).
     The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.
     This section is not a substitute for careful tax planning. We urge you to consult your own tax advisors regarding the specific federal state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.
     Taxation of Our Company
     We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this offering, our REIT counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us.
     We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “— Failure to Qualify.”
     The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.
     We generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:
•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:
•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.
•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:
•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test (or for our taxable year ended December 31, 2004, the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test), multiplied by

•	a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.
     Requirements for Qualification
     To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.
     Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:
     (1) it is managed by one or more trustees or directors;

     (2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;
     (3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;
     (4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;
     (5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);
     (6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and
     (7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
     We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital
Stock — Restrictions on Ownership and Transfer.”
     For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.
     A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.
     An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, if our operating partnership were taxed as a partnership our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
     A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the

REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. We have formed and made a taxable REIT subsidiary election with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See “— Income Taxation of the Partnerships and Their Partners — Taxable REIT Subsidiaries.”
     Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:
•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.
     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.
     Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.
     First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:
•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.
     More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

     Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We should not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date. MPT Development Services, Inc., our taxable REIT subsidiary, has made and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to our company, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that these loans will be treated as debt rather than equity interests.
     As described above, we currently own 100% of the stock of MPT Development Services, Inc., a taxable REIT subsidiary, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a healthcare facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.
     Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.
     Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.
     Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.
     If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, or manage or operate the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.
     Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”
     Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.
     Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by MPT Development Services, Inc., our taxable REIT subsidiary, will not be included for proposes of the gross income tests. We anticipate that MPT Development Services, Inc. will receive most of the management fees, inspection fees and construction fees in connection with our operations.
     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.
     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

     Foreclosure property includes any qualified healthcare property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified healthcare property” means any real property, including interests in real property, and any personal property incident to such real property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. For this purpose, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.
     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified healthcare property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:
•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified healthcare property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified healthcare property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.
     Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For those taxable years, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.
     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:
•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.
     We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.
     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
     First, at least 75% of the value of our total assets must consist of:
•	cash or cash items, including certain receivables;

•	government securities;

•	real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs; and

•	investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.
     With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.
     In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.
     For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership that holds real estate assets. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:
•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;
•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”
     For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in the last two bullet points above.
     MPT Development Services, Inc., our taxable REIT subsidiary, has made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by MPT Development Services, Inc. we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.
     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:
•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.
     If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
     In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
     Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:
•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and
•	90% of our after-tax net income, if any, from foreclosure property;
•	minus
•	the sum of certain items of non-cash income.
     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.
     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:
•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.
     We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.
     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.
     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.
     Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.
     Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.
     If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “— Gross Income Tests” and “— Asset Tests.”
     Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:
•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.
     Distributions paid to a United States stockholder generally will not qualify for the maximum 15% tax rate in effect for “qualified dividend income” for tax years through 2010. Without future congressional action, qualified dividend income will be taxed at ordinary income tax rates starting in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the current 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiary, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.
     Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. We generally will designate our capital gain dividends as 15% or 25% rate distributions.
     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
     A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.
     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
     Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.
     Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring on or after May 6, 2003 through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.
     The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.
     Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:
•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules
     A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. For a discussion of the backup withholding rules as applied to non-United States stockholders, see “Taxation of Non-United States Stockholders.”
     Taxation of Tax-Exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:
•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:
•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.
     Taxation of Non-United States Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of U.S. federal, state and local income and non-U.S. tax laws on ownership of shares of common stock, including any reporting requirements.
     A non-United States stockholder that receives a distribution which (1) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (2) we do not designate as a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non- United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:
•	a lower treaty rate applies and the non-United States stockholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-United States stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected income.
     A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder’s shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.
     For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Code. The term “United States real property interests” includes interests in real property located in the United States or the Virgin Islands and stocks in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of United States real property interests. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United

States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.
     For taxable years beginning on and after January 1, 2005, for non-United States stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will not be subject to FIRPTA and therefore will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-United States stockholder did not own more than 5% of the class of our stock on which the distributions are made for the one year period ending on the date of distribution. As a result, non-United States stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.
     A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.
     A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:
•	the gain is effectively connected with the conduct of the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.
     Other Tax Consequences
     Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
     Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:
•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.
     Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).
     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).
     Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.
     An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.
     At present, our operating partnership has two partners, we and Medical Properties Trust, LLC, a Delaware limited liability company wholly owned by us. Neither the operating partnership nor Medical Properties Trust, LLC has elected to be treated as an association taxable as a corporation. As a result, we are the sole beneficial owner of our operating partnership for federal income tax purposes. Therefore, presently our operating partnership is treated as a disregarded entity and its activities are treated as those of a branch or division of ours. We intend that so long as our operating partnership continues to have only one beneficial owner, it will continue to be treated as a disregarded entity. At such time as the operating partnership shall have more than one separate beneficial owner, we intend that it will be taxed as a partnership for federal income tax purposes.
     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as either partnerships or disregarded entities for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
     Income Taxation of the Partnerships and Their Partners
     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If a Partnership is classified as a partnership, we will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.
     If a Partnership is classified as a disregarded entity, the Partnership’s activities will be treated as if carried on directly by us.
     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.
     Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.
     Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:
•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.
     Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
     Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.
     Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.
     Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for
Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.
     Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT Development Services, Inc. as a taxable REIT subsidiary and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.
     We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.
     Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.
     A taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.
     State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

PLAN OF DISTRIBUTION
     We are registering the resale of the shares of common stock offered by this prospectus in accordance with the terms of a registration rights agreement that we entered into with the selling stockholders in connection with our April 2004 private placement. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale of the common stock offered by this prospectus.
     The sale of the shares of common stock by any selling stockholder, including any donee, pledgee or other transferee who receives shares from a selling stockholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the shares as principal. These sales may be made on the New York Stock Exchange or other exchanges on which our common stock is then traded, in the over-the-counter market or in private transactions.
     The shares may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices; or

•	otherwise negotiated prices.
     The shares of common stock may be sold in one or more of the following transactions:
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, Inc. or stock exchange rules;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•	any other legal method; and

•	any combination of these methods.
     In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.
     The distribution of the shares of common stock also may be effected from time to time in one or more underwritten transactions. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling stockholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:
•	the name of the selling stockholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.
     The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities.
     From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares from time to time. Upon a sale of the shares, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.
     In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incidental to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholders.
EXPERTS
     Our consolidated financial statements and the accompanying financial statement schedules for the period from inception (August 27, 2003) through December 31, 2005, as included with the annual report on Form 10-K for the year ended December 31, 2005 and incorporated by reference, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference, and upon the authority of KPMG LLP as experts in accounting and auditing.
     The consolidated financial statements of Vibra Healthcare, LLC for the period from inception (May 14, 2004) through December 31, 2005 as included with the annual report on form 10-K for the period ending December 31, 2005 and incorporated by reference have been audited by Parente Randolph, LLC, independent registered public accounting firm, as stated in their report incorporated by reference, and upon the authority of Parente Randolph, LLC as experts in accounting and auditing.

LEGAL MATTERS
     Certain legal matters, including the validity of the common stock offered hereby, have been passed upon for us by Goodwin Procter LLP. The general summary of material U.S. federal income tax considerations contained under the heading “United States Federal Income Tax Considerations” has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

Common Stock

PROSPECTUS

, 2007

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     We have and will continue to incur the following expected expenses in connection with the securities being registered hereby. All amounts, other than the SEC registration fee, are estimated. We expect to incur additional fees in connection with the issuance and distribution of the securities registered hereby but the amount of such expenses cannot be estimated at this time as they will depend upon the nature of the securities offered, the form and timing of such offerings and other related matters:

Securities and Exchange Commission Registration Fee	$850
Legal Fees and Expenses	100,000
Accountant’s Fees and Expenses	50,000
Printing and Engraving Expenses	50,000
Transfer Agent Fees	2,500
Trustee Fees	1,500
Miscellaneous	25,000

Total	$229,850

Item 15. Indemnification of Directors and Officers
     We maintain a directors and officers liability insurance policy. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:
•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
     Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.
     This provision for indemnification of our directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.
     In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.
     We have entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee’s written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

     The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance.
Item 16. Exhibits
     The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, That:
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama on March 6, 2007.

MEDICAL PROPERTIES TRUST, INC.
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President, Chief Financial Officer and Director

POWER OF ATTORNEY
     Each of the directors and/or officers of Medical Properties Trust, Inc. whose signature appears below hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner and each of them as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, file a 462(b) registration statement and generally to do all such things in their behalf in their capacities as officers to enable Medical Properties Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward K. Aldag, Jr.	Chairman of the Board, President and Chief	March 6, 2007
Edward K. Aldag, Jr.	Executive Officer

Director
Virginia A. Clarke

/s/ G. Steven Dawson	Director	March 6, 2007
G. Steven Dawson

/s/ R. Steven Hamner	Executive Vice President, Chief Financial Officer	March 6, 2007
R. Steven Hamner	and Director

/s/ Robert E. Holmes	Director	March 6, 2007
Robert E. Holmes, Ph.D.

/s/ Sherry A. Kellett	Director	March 6, 2007
Sherry A. Kellett

/s/ William G. McKenzie	Vice Chairman of the Board	March 6, 2007
William G. McKenzie

/s/ L. Glenn Orr, Jr.	Director	March 6, 2007
L. Glenn Orr, Jr.

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Goodwin Procter LLP with respect to the legality of the shares being registered

8.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. with respect to certain tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Parente Randolph, LLC

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.4	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in Exhibit 8.1)

24.1	Power of Attorney, included on signature page of this Registration Statement